AMENDMENT NO. 2 TO THE AMENDED AND RESTATED BYLAWS
OF
HEALTHCARE REALTY TRUST INCORPORATED

The Amended and Restated Bylaws of Healthcare Realty Trust Incorporated are amended as follows:

1.	Article III, Section 3.2 is hereby amended and restated to read as follows:
“Section 3.2. Number. Except as set forth below, the number of directors of the Corporation shall be not less than three nor more than nine, as determined from time to time by the Board of Directors of the Corporation, who shall be elected at the annual meeting of the stockholders. If at any time the Corporation has less than three stockholders, the number of directors of the Corporation may be less than three but not less than the number of stockholders. Any action by the Board of Directors or stockholders to reduce the number of directors shall not affect the tenure of office of any director.”

2.	Article III, Section 3.3 is hereby amended and restated to read as follows:
“Section 3.3. Terms of Directors. Commencing with the annual meeting of stockholders of the Corporation that is held in the calendar year 2015, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders of the Corporation. Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.”

3.	Article III, Section 3.8 is hereby amended and restated to read as follows:
“Section 3.8. Vacancies. The stockholders may elect a successor to fill any vacancy on the Board of Directors which results from the removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director and until such director’s successor is elected and qualifies. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors that results from any cause except an increase in the authorized number of directors. A majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of the stockholders and until such director’s successor is elected and qualifies.”

Adopted by the Board of Directors of Healthcare Realty Trust Incorporated on November 4, 2014, to be effective on May 12, 2015

/s/ Rita H. Todd
Rita H. Todd, Secretary